Exhibit 99.1
FOR IMMEDIATE RELEASE
News Release

Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS
FOR ITS 2016 FISCAL SECOND QUARTER AND SIX MONTHS ENDED SEPTEMBER 30, 2015

•
SECOND QUARTER GAAP NET LOSS OF $47.1 MILLION ($1.21 PER DILUTED SHARE) AND SECOND QUARTER ADJUSTED NET INCOME OF $1.3 MILLION ($0.04 PER DILUTED SHARE), BOTH OF WHICH ARE NET OF LOSSES ON FOREIGN EXCHANGE OF $21.8 MILLION AFTER TAX ($0.62 PER DILUTED SHARE)

•
COMPANY EXPECTS TO DEFER CAPITAL EXPENDITURES OF APPROXIMATELY $100 MILLION FROM FISCAL YEAR 2016 INTO FUTURE FISCAL YEARS WITH FURTHER DEFERRALS EXPECTED IN FUTURE YEARS, AND ENTERED INTO A NEW $200 MILLION TWO-YEAR TERM LOAN TO CREATE ADDITIONAL FLEXIBILITY IN THE DOWNTURN

•	COMPANY LOWERS GUIDANCE FOR FULL FISCAL YEAR 2016 ADJUSTED EPS FROM $3.10 - $3.75 TO $1.80 - $2.40, REFLECTING FOREIGN EXCHANGE LOSSES AND OUR CAUTIOUS VIEW OF THE MARKET
HOUSTON, November 5, 2015 – Bristow Group Inc. (NYSE: BRS) today reported a GAAP net loss for the September 2015 quarter of $47.1 million, or $1.21 per diluted share, compared to net income of $26.1 million, or $0.73 per diluted share, in the same period a year ago.
Adjusted net income, which excludes $37.6 million of special items and $10.8 million of losses on asset dispositions, decreased 96% to $1.3 million, or $0.04 per diluted share, for the September 2015 quarter, compared to adjusted net income of $31.1 million, or $0.87 per diluted share, in the September 2014 quarter.
Adjusted earnings before interest, taxes, depreciation, amortization and rent (“adjusted EBITDAR”), which excludes $28.0 million of special items and $14.0 million of losses on asset dispositions, was $92.8 million for the September 2015 quarter, a 17% decrease from $112.1 million in the same period a year ago.

Adjusted EBITDAR, and GAAP and adjusted net income, were significantly reduced by foreign currency losses during the September 2015 quarter. These foreign currency losses reduced operating income by $18.5 million and adjusted EBITDAR by $30.0 million, GAAP and adjusted net income by $21.8 million, and GAAP and adjusted diluted earnings per share by $0.62 during the September 2015 quarter. For the September 2014 quarter, foreign currency losses reduced operating income by $10.2 million, adjusted EBITDAR by $11.6 million, GAAP and adjusted net income by $9.5 million and GAAP and adjusted diluted earnings per share by $0.27.
Excluding the effect of foreign currency losses, adjusted EBITDAR and adjusted earnings per diluted share were $122.7 million (a margin of 28.9%) and $0.66 per diluted share in the September 2015 quarter, respectively, compared to $123.7 million (a margin of 27.7%) and $1.14 per diluted share in the September 2014 quarter, respectively. Despite a decline in activity and revenue from our oil and gas clients, adjusted EBITDAR was mostly unchanged and adjusted EBITDAR margin improved net of foreign exchange losses, as a result of the start-up of the U.K. SAR contract in April 2015, the addition of Airnorth in Australia and cost reduction initiatives across the organization.
“I am proud of our team’s progress during the quarter in implementing our economic restructuring initiatives designed to enhance Bristow’s leading competitive position and financial strength,” said Jonathan Baliff, President and Chief Executive Officer of Bristow Group. “We have been successful in reinforcing our financial flexibility through an expected deferral of approximately $100 million of capital expenditures out of fiscal 2016, with further deferrals expected over the next five years. We also are announcing a new two year $200 million term loan which will provide additional liquidity in light of this downturn.
“The anticipated capital expenditure deferrals and the new term loan, combined with the increased flexibility of the recently revised debt covenants, provide us with critical financial flexibility in this downturn to complete U.K. SAR, satisfy our financial commitments, and prepare for the eventual upturn, whenever it happens. In addition, we have already delivered on approximately 20% of the $150 million in operating costs reductions, including a 12% reduction in our global workforce, and most measures are already in place to ensure that we achieve the remaining savings during the second half of fiscal 2016.
“Our results for the September 2015 quarter included a number of negative items, including the impact of the strong U.S. dollar, which detracted from our underlying performance where our regional operations delivered respectable results led by Europe Caspian and Asia Pacific. Excluding the impact of the foreign exchange losses, we would have reported adjusted EBITDAR of $122.7 million, in line with the prior year quarter with an improved adjusted EBITDAR margin of 28.9%.
”We expect results for the remainder of fiscal 2016 to continue to be impacted by the industry conditions affecting our clients. However, we also expect second half operating results to be better than first half as the benefits of our cost reduction initiatives and diversification strategy into SAR and fixed wing logistics take full effect,” added Mr. Baliff.
SECOND QUARTER FY 2016 RESULTS

•	Operating revenue decreased to $419.0 million for the September 2015 quarter compared to $440.5 million in the same period a year ago.

◦
Changes in foreign currency exchange rates versus the prior year period reduced revenue by $34.2 million year-over-year along with lower revenue and activity from our oil and gas clients, with a partial offset from the addition of U.K. SAR and Airnorth.

•	Operating income decreased to an operating loss of $29.8 million for the September 2015 quarter compared to operating income of $44.1 million in the September 2014 quarter.

•	GAAP net loss was $47.1 million, or $1.21 per diluted share, in the September 2015 quarter, compared to net income of $26.1 million, or $0.73 per diluted share, in the September 2014 quarter.

•	GAAP results for the September 2015 quarter were affected by the following items that are excluded from our adjusted non-GAAP results for the quarter:

◦	Severance expense of $5.7 million related to separation programs across our global organization designed to increase efficiency and cut cost,

◦	A loss on disposal of assets of $14.0 million (primarily consisting of impairment charges on aircraft of $12.2 million),

◦	Accelerated depreciation expense of $10.5 million related to changes in the planned timing of exit and market value of certain aircraft model types from our fleet, and

◦
An impairment of goodwill of $22.3 million (included in loss on impairment) related to our Bristow Norway reporting unit within our Europe Caspian region ($12.1 million) and Bristow Academy reporting unit within Corporate and other ($10.2 million).

SIX MONTH FY 2016 RESULTS

•	Operating revenue for the six months ended September 30, 2015 decreased to $859.1 million compared to $877.8 million in the same period a year ago.

◦
Changes in foreign currency exchange rates versus the prior year period reduced revenue by $69.9 million year-over-year along with lower revenue and activity from our oil and gas clients, with a partial offset from the addition of U.K. SAR and Airnorth.

•	Operating income decreased to an operating loss of $25.0 million for the six months ended September 30, 2015 compared to operating income of $109.3 million in the same period a year ago.

•
GAAP net loss was $50.4 million, or $1.49 per diluted share, for the six months ended September 30, 2015 compared to net income of $70.2 million, or $1.96 per diluted share, for the same period a year ago.

•	GAAP results for the six months ended September 30, 2015 were affected by the following items that are excluded from our adjusted non-GAAP financial measures for the quarter:

•	Severance expense of $13.7 million related to separation programs across our global organization designed to increase efficiency and cut cost,

•	A loss on disposal of assets of $21.7 million (primarily consisting of impairment charges on aircraft of $22.0 million),

•
Accelerated depreciation expense of $19.3 million related to changes in the planned timing of exit and market value of certain aircraft model types from our fleet and $5.4 million of impairment charges on inventory, and

•
An impairment of goodwill of $22.3 million (included in loss on impairment) related to our Bristow Norway reporting unit within our Europe Caspian region ($12.1 million) and Bristow Academy reporting unit within Corporate and other ($10.2 million).

SECOND QUARTER FY 2016 REGION RESULTS
Europe Caspian Region
A substantial portion of our revenue in the Europe Caspian region is contracted in British pounds and Norwegian kroner, both of which weakened significantly against the U.S. dollar since the September 2014 quarter. Foreign currency exchange rate changes resulted in a $21.4 million reduction in revenue for our Europe Caspian region year-over-year. Additionally, operating revenue for the September 2015 quarter reflects an impact from the downturn in the oil and gas industry, which has resulted in decreased activity levels with our oil and gas clients. Partially offsetting the year-over-year decrease in operating revenue was the startup of two U.K. SAR bases in April 2015, one base in July 2015 and one base in August 2015, which contributed $26.0 million in additional operating revenue, and the addition of a new oil and gas contract that commenced in late fiscal year 2015 and contributed $13.5 million in operating revenue in the September 2015 quarter.
Operating income and operating margin were significantly impacted by an impairment of goodwill for operations in Norway totaling $12.1 million. Additionally, we added five leased aircraft in our Europe Caspian region over the prior year quarter, primarily in support of the U.K. SAR contract, which resulted in a $14.2 million increase in rent expense. The increase in rent expense and goodwill impairment were the primary drivers of the $25.6 million year-over-year decrease in operating income and operating margin decrease from 19.3% in the September 2014 quarter to 7.3% in the September 2015 quarter.
Adjusted EBITDAR was mostly flat when compared to the prior year quarter, with a negative impact from changes in foreign currency exchange rates of $2.7 million compared to the prior year quarter. Given the impact on revenue in addition to adjusted EBITDAR, the changes in foreign currency exchange rates had minimal impact on adjusted EBITDAR margin. Adjusted EBITDAR margin was mostly flat year-over-year with the impact from the downturn in the offshore energy market being offset by the start-up of U.K. SAR bases and cost management activities.
Africa Region
Operating revenue for the Africa region decreased due to an overall reduction in activity compared to the September 2014 quarter. Activity declined with certain customers and certain contracts ended, reducing revenue by $22.5 million, which was only partially offset by a $1.4 million increase in activity in other contracts.
Operating income decreased by $12.1 million compared to the prior year quarter, with a decrease in operating margin from 23.2% to 11.9% year-over-year. This decrease resulted from the revenue decline discussed above and an increase in depreciation and amortization expense of $5.9 million resulting from management’s decision to exit certain aircraft model types from our fleet sooner than originally anticipated.
Adjusted EBITDAR declined primarily due to the decrease in activity discussed above. Despite the decrease in operating revenue and adjusted EBITDAR, adjusted EBITDAR margin increased year-over-year primarily due to a decrease in direct costs in this market of $11.3 million, including salaries and benefits expense, maintenance expense and travel and meals.
Americas Region
Operating revenue for the Americas region decreased primarily due to a decline in the number of small and medium aircraft on contract and reduction in flight hours for large aircraft in the U.S. Gulf of Mexico, which reduced operating revenue by $12.1 million, a decrease of $2.6 million in Trinidad primarily due to the end of a contract, a decrease of $2.3 million in Brazil due to fewer aircraft leased to Líder and a decrease in fuel revenue of $2.1 million. These decreases were partially offset by new contracts in Suriname and Guyana which increased operating revenue by $4.9 million.

Operating income, operating margin, adjusted EBITDAR and adjusted EBITDAR margin were negatively impacted by a decrease of $11.9 million in earnings from our investment in Líder in Brazil. Earnings from our investment in Líder were reduced by $19.9 million and $8.7 million in the September 2015 and 2014 quarters, respectively, as a result of unfavorable foreign currency exchange rate changes. Excluding this impact, our adjusted EBITDAR for the Americas region would have been $27.2 million (37.1% margin) and $36.5 million (41.4% margin), respectively, in the September 2015 and 2014 quarters. This year-over-year decrease primarily resulted from the reduction in operating revenue discussed above.
Asia Pacific Region
In January 2015, Bristow Australia acquired an 85% interest in Airnorth, which contributed $21.6 million in operating revenue and $4.9 million in adjusted EBITDAR for the September 2015 quarter. Operating revenue also increased by $21.0 million from new contracts in Australia, including the INPEX contract which started in the June 2014 quarter, offset by $16.0 million due to the ending of short-term contracts in Australia and a $3.3 million decline in Russia. A substantial portion of our operations in the Asia Pacific region are contracted in the Australian dollar, which weakened significantly against the U.S. dollar compared to the same period a year ago. Foreign currency exchange rate changes resulted in a reduction in revenue for our Asia Pacific region of $9.4 million year-over-year.
Operating income, operating margin and adjusted EBITDAR increased primarily as a result of the acquisition of Airnorth. Adjusted EBITDAR and adjusted EBITDAR margin were negatively impacted by changes in foreign currency exchange rates, which reduced adjusted EBITDAR by $2.5 million compared to the September 2014 quarter. Excluding the impact of the foreign currency rate changes, adjusted EBITDAR margin would have been 23.1% in the September 2015 quarter, an improvement from the prior year quarter.
GUIDANCE
We are lowering our adjusted diluted earnings per share guidance for the full fiscal year 2016 to $1.80 to $2.40, primarily resulting from foreign currency exchange effects and our cautious view of the market for the remainder of fiscal year 2016. Our previous guidance for the full fiscal year 2016 was $3.10 to $3.75.
“Despite the current oil and gas industry downturn, we are starting to benefit from the proactive measures that we have been taking since the beginning of the fourth quarter of the previous fiscal year to right size our operations for expected difficult market conditions. For our second quarter, we delivered operating revenue results that were only 5% below last year’s second quarter results,” said L. Don Miller, Senior Vice President and Chief Financial Officer of Bristow Group. “While the impact of the strong U.S. dollar unfortunately prevented us from reporting increased adjusted EBITDAR and adjusted EBITDAR margin for the second quarter, the relative strength of our regional operations and benefits of our diversification are holding up well through the downturn.
“We continue to take actions to further strengthen our balance sheet. We remain focused on achieving additional cost reductions and capital expenditure deferrals, and our new term loan provides us with additional liquidity and enhanced financial flexibility.”
As a reminder, our adjusted diluted earnings per share guidance excludes the effect of special items and asset dispositions because their timing and amounts are more variable and less predictable. Further, this guidance is based on foreign currency exchange rates as of September 30, 2015. In providing this guidance, we have not included the impact of any changes in accounting standards or significant acquisitions and divestitures. Events or other circumstances that we do not currently anticipate or cannot predict, including changes in exchange rates, the market and industry, could result in earnings per share for fiscal year 2016 that are significantly above or below this guidance. Factors that could cause such changes are described below under the Forward-Looking Statements Disclosure and the Risk Factors in our quarterly report on Form 10-Q for the quarter ended September 30, 2015 and annual report on Form 10-K for the fiscal year ended March 31, 2015.

DIVIDEND AND SHARE REPURCHASE
On November 5, 2015, our Board of Directors approved our nineteenth consecutive quarterly dividend. This dividend of $0.34 per share will be paid on December 15, 2015 to shareholders of record on December 1, 2015. Based on shares outstanding as of September 30, 2015, the total quarterly dividend payment will be approximately $11.9 million. Additionally, our Board of Directors extended the date to repurchase up to $150 million of shares of our Common Stock to November 4, 2016.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Friday, November 6, 2015 to review financial results for the fiscal year 2016 second quarter ended September 30, 2015. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2016 Second Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-404-9648

•	Replay: A telephone replay will be available through November 13, 2015 and may be accessed by calling toll free 1-877-660-6853, passcode: 13621436#
Via Telephone outside the U.S.:

•	Live: Dial 1-412-902-0030

•	Replay: A telephone replay will be available through November 13, 2015 and may be accessed by calling 1-201-612-7415, passcode: 13621436#
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad.  For more information, visit the Company’s website at www.bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, expected contract revenue, capital deployment strategy, operational and capital performance, expected cost management activities, expected capital expenditure deferrals, shareholder return, liquidity, market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients and suppliers; the risk of reductions in spending on helicopter services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2015 and annual report on Form 10-K for the fiscal year ended March 31, 2015. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
Gross revenue:
Operating revenue from non-affiliates	$398,010	$418,169	$818,023	$834,074
Operating revenue from affiliates	21,001	22,289	41,099	43,719
Reimbursable revenue from non-affiliates	27,900	35,178	54,785	70,381
	446,911	475,636	913,907	948,174
Operating expense:
Direct cost	307,564	302,195	638,243	596,058
Reimbursable expense	26,695	33,309	52,862	65,917
Depreciation and amortization	37,387	28,205	74,533	53,539
General and administrative	53,457	61,724	114,789	122,156
	425,103	425,433	880,427	837,670

Impairment loss	(22,274)	(3,362)	(27,713)	(3,362)
Gain (loss) on disposal of assets	(14,007)	127	(21,702)	737
Earnings from unconsolidated affiliates, net of losses	(15,360)	(2,904)	(9,064)	1,377
Operating income (loss)	(29,833)	44,064	(24,999)	109,256

Interest expense, net	(7,179)	(7,572)	(14,848)	(14,699)
Other income (expense), net	(11,424)	(2,681)	(7,585)	(3,920)
Income (loss) before provision for income taxes	(48,436)	33,811	(47,432)	90,637
Benefit (provision) for income taxes	2,756	(5,986)	123	(17,809)
Net income (loss)	(45,680)	27,825	(47,309)	72,828
Net income attributable to noncontrolling interests	(1,452)	(1,743)	(3,080)	(2,637)
Net income (loss) attributable to Bristow Group	(47,132)	26,082	(50,389)	70,191
Accretion of redeemable noncontrolling interest	4,803	—	(1,498)	—
Net income (loss) attributable to common stockholders	$(42,329)	$26,082	$(51,887)	$70,191

Earnings (loss) per common share:
Basic	$(1.21)	$0.74	$(1.49)	$1.98
Diluted	$(1.21)	$0.73	$(1.49)	$1.96

Non-GAAP measures:
Adjusted operating income	$22,684	$49,689	$57,357	$118,993
Adjusted operating margin	5.4%	11.3%	6.7%	13.6%
Adjusted EBITDAR	$92,764	$112,069	$213,811	$239,692
Adjusted EBITDAR margin	22.1%	25.4%	24.9%	27.3%
Adjusted net income	$1,271	$31,062	$19,876	$78,431
Adjusted diluted earnings per share	$0.04	$0.87	$0.56	$2.19

BRISTOW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2015	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$139,341	$104,146
Accounts receivable from non-affiliates	227,109	250,610
Accounts receivable from affiliates	4,676	8,008
Inventories	145,731	147,169
Assets held for sale	41,242	57,827
Prepaid expenses and other current assets	75,906	70,091
Total current assets	634,005	637,851
Investment in unconsolidated affiliates	196,350	216,376
Property and equipment – at cost:
Land and buildings	237,704	171,959
Aircraft and equipment	2,445,026	2,493,869
	2,682,730	2,665,828
Less – Accumulated depreciation and amortization	(527,140)	(508,727)
	2,155,590	2,157,101
Goodwill	52,404	75,628
Other assets	162,703	143,764
Total assets	$3,201,052	$3,230,720
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$108,678	$84,193
Accrued wages, benefits and related taxes	59,041	81,648
Income taxes payable	16,357	7,926
Other accrued taxes	12,797	13,335
Deferred revenue	26,889	36,784
Accrued maintenance and repairs	26,393	23,316
Accrued interest	11,858	12,831
Other accrued liabilities	73,967	82,605
Deferred taxes	15,108	17,704
Short-term borrowings and current maturities of long-term debt	30,041	18,730
Deferred sale leaseback advance	—	55,934
Total current liabilities	381,129	435,006
Long-term debt, less current maturities	973,339	845,692
Accrued pension liabilities	91,908	99,576
Other liabilities and deferred credits	26,942	39,782
Deferred taxes	150,172	165,655
Redeemable noncontrolling interests	30,527	26,223
Stockholders’ investment:
Common stock	377	376
Additional paid-in capital	788,672	781,837
Retained earnings	1,208,809	1,284,442
Accumulated other comprehensive loss	(274,100)	(270,329)
Treasury shares	(184,796)	(184,796)
Total Bristow Group stockholders’ investment	1,538,962	1,611,530
Noncontrolling interests	8,073	7,256
Total stockholders’ investment	1,547,035	1,618,786
Total liabilities, redeemable non controlling interests and stockholders’ investment	$3,201,052	$3,230,720

BRISTOW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(47,309)	$72,828
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,533	53,539
Deferred income taxes	(22,545)	(329)
Write-off of deferred financing fees	—	437
Discount amortization on long-term debt	946	2,130
(Gain) loss on disposal of assets	21,702	(737)
Loss on impairment	27,713	3,362
Stock-based compensation	10,380	8,407
Equity in earnings from unconsolidated affiliates less than dividends received	9,876	2,362
Tax benefit related to stock-based compensation	(203)	(1,642)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	33,490	(2,587)
Inventories	(3,061)	(11,865)
Prepaid expenses and other assets	(21,667)	(2,664)
Accounts payable	25,395	(1,794)
Accrued liabilities	(41,488)	(10,176)
Other liabilities and deferred credits	(9,502)	(10,104)
Net cash provided by operating activities	58,260	101,167
Cash flows from investing activities:
Capital expenditures	(146,989)	(302,119)
Proceeds from asset dispositions	16,107	397,644
Net cash provided by (used in) investing activities	(130,882)	95,525
Cash flows from financing activities:
Proceeds from borrowings	461,581	219,354
Repayment of debt	(323,569)	(282,838)
Partial prepayment of put/call obligation	(28)	(30)
Acquisition of noncontrolling interest	(2,000)	(3,170)
Payment of contingent consideration	(8,000)	—
Repurchase of common stock	—	(43,423)
Common stock dividends paid	(23,746)	(22,689)
Issuance of common stock	—	1,398
Tax benefit related to stock-based compensation	203	1,642
Net cash provided by (used in) financing activities	104,441	(129,756)
Effect of exchange rate changes on cash and cash equivalents	3,376	(7,367)
Net increase in cash and cash equivalents	35,195	59,569
Cash and cash equivalents at beginning of period	104,146	204,341
Cash and cash equivalents at end of period	$139,341	$263,910

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe Caspian	24,220	24,340	47,636	48,520
Africa	8,678	10,855	18,858	21,913
Americas	9,735	13,537	20,427	27,798
Asia Pacific	8,191	3,575	16,697	7,254
Consolidated	50,824	52,307	103,618	105,485
Operating revenue:
Europe Caspian	$207,072	$210,835	$410,997	$417,599
Africa	63,618	84,763	141,099	169,335
Americas	73,193	88,110	153,215	177,851
Asia Pacific	72,038	55,033	146,775	109,502
Corporate and other	6,160	8,859	14,933	18,200
Intra-business unit eliminations	(3,070)	(7,142)	(7,897)	(14,694)
Consolidated	$419,011	$440,458	$859,122	$877,793
Operating income (loss):
Europe Caspian	$15,060	$40,627	$29,257	$82,822
Africa	7,574	19,667	20,526	37,293
Americas	(9,046)	13,566	7,486	40,224
Asia Pacific	5,013	2,461	4,325	5,791
Corporate and other	(34,427)	(32,384)	(64,891)	(57,611)
Gain (loss) on disposal of assets	(14,007)	127	(21,702)	737
Consolidated	$(29,833)	$44,064	$(24,999)	$109,256
Operating margin:
Europe Caspian	7.3%	19.3%	7.1%	19.8%
Africa	11.9%	23.2%	14.5%	22.0%
Americas	(12.4)%	15.4%	4.9%	22.6%
Asia Pacific	7.0%	4.5%	2.9%	5.3%
Consolidated	(7.1)%	10.0%	(2.9)%	12.4%
Adjusted EBITDAR:
Europe Caspian	$67,373	$70,707	$132,559	$141,250
Africa	19,901	26,023	42,715	47,895
Americas	7,295	27,799	40,737	67,880
Asia Pacific	16,323	12,508	33,395	25,328
Corporate and other	(18,128)	(24,968)	(35,595)	(42,661)
Consolidated	$92,764	$112,069	$213,811	$239,692
Adjusted EBITDAR margin:
Europe Caspian	32.5%	33.5%	32.3%	33.8%
Africa	31.3%	30.7%	30.3%	28.3%
Americas	10.0%	31.6%	26.6%	38.2%
Asia Pacific	22.7%	22.7%	22.8%	23.1%
Consolidated	22.1%	25.4%	24.9%	27.3%

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of September 30, 2015
(Unaudited)

		Aircraft in Consolidated Fleet
	Percentage of Current Period Operating Revenue	Helicopters
		Small	Medium	Large	Training	Fixed Wing (1)		Unconsolidated Affiliates (4)
							Total (2)(3)		Total
Europe Caspian	48%	—	14	69	—	28	111	—	111
Africa	16%	14	28	4	—	5	51	45	96
Americas	18%	19	45	17	—	—	81	84	165
Asia Pacific	17%	2	9	24	—	13	48	—	48
Corporate and other	1%	—	—	—	68	—	68	—	68
Total	100%	35	96	114	68	46	359	129	488
Aircraft not currently in fleet: (5)
On order		—	10	31	—	—	41
Under option		—	8	13	—	—	21
_________

(1)
Includes 30 fixed wing aircraft operated by Eastern Airways which are included in the Europe Caspian and Africa regions and 13 fixed wing aircraft operated by Airnorth which are included in the Asia Pacific region.

(2)	Includes 14 aircraft held for sale and 118 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	1	—	—	—	1
Africa	—	4	—	—	1	5
Americas	—	6	—	—	—	6
Asia Pacific	—	—	2	—	—	2
Corporate and other	—	—	—	—	—	—
Total	—	11	2	—	1	14

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	5	38	—	11	54
Africa	—	1	1	—	2	4
Americas	1	13	5	—	—	19
Asia Pacific	2	2	8	—	4	16
Corporate and other	—	—	—	25	—	25
Total	3	21	52	25	17	118

(3)	The average age of our fleet, excluding fixed wing and training aircraft, was approximately eight years as of September 30, 2015.

(4)
The 129 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 58 helicopters (primarily medium) and 26 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Other International business unit.

(5)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent registered public accounting firm. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three months ended		Six months ended
	September 30,		September 30,
	2015	2014	2015	2014
	(In thousands, except per share amounts)
Adjusted operating income	$22,684	$49,689	$57,357	$118,993
Gain (loss) on disposal of assets	(14,007)	127	(21,702)	737
Special items	(38,510)	(5,752)	(60,654)	(10,474)
Operating income (loss)	$(29,833)	$44,064	$(24,999)	$109,256

Adjusted EBITDAR	$92,764	$112,069	$213,811	$239,692
Gain (loss) on disposal of assets	(14,007)	127	(21,702)	737
Special items	(27,974)	(6,781)	(41,404)	(12,375)
Depreciation and amortization	(37,387)	(28,205)	(74,533)	(53,539)
Rent expense	(54,436)	(35,441)	(108,318)	(68,557)
Interest expense	(7,396)	(7,958)	(15,286)	(15,321)
Provision for income taxes	2,756	(5,986)	123	(17,809)
Net income	$(45,680)	$27,825	$(47,309)	$72,828

Adjusted provision for income tax	$(1,358)	$(7,933)	$(11,968)	$(21,644)
Tax (expense) benefit on gain (loss) on disposal of asset	3,221	(18)	4,991	(145)
Tax benefit on special items	893	1,965	7,100	3,980
Benefit (provision) for income tax	$2,756	$(5,986)	$123	$(17,809)

Adjusted effective tax rate (1)	33.3%	19.5%	34.3%	21.1%
Effective tax rate (1)	5.7%	17.7%	0.3%	19.6%

Adjusted net income	$1,271	$31,062	$19,876	$78,431
Gain (loss) on disposal of assets	(10,786)	109	(16,711)	592
Special items	(37,617)	(5,089)	(53,554)	(8,832)
Net income (loss) attributable to Bristow Group	$(47,132)	$26,082	$(50,389)	$70,191

Adjusted diluted earnings per share	$0.04	$0.87	$0.56	$2.19
Gain (loss) on disposal of assets	(0.31)	—	(0.47)	0.02
Special items	(0.93)	(0.14)	(1.56)	(0.25)
Diluted earnings (loss) per share	(1.21)	0.73	(1.49)	1.96
_________

(1)	Effective tax rate is calculated by dividing income tax expense by pretax net income. Adjusted effective tax rate is calculated by dividing adjusted income tax expense by adjusted pretax net income.

	Three Months Ended September 30, 2015
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Severance costs (1)	$(5,700)	$(5,700)	$(4,167)	$(0.12)
Additional depreciation expense resulting from fleet changes (2)	(10,536)	—	(7,885)	(0.22)
Goodwill impairment (3)	(22,274)	(22,274)	(25,565)	(0.73)
Accretion of redeemable noncontrolling interests (4)	—	—	—	0.14
Total special items	$(38,510)	$(27,974)	$(37,617)	(0.93)

	Three Months Ended September 30, 2014
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
North America restructuring (5)	$(578)	$(578)	$(376)	$(0.01)
CEO succession (6)	(1,812)	(1,812)	(1,178)	(0.03)
Impairment of inventories (7)	(3,362)	(3,362)	(2,689)	(0.08)
Repurchase of 6 ¼% Senior Notes (8)	—	(1,029)	(846)	(0.02)
Total special items	$(5,752)	$(6,781)	$(5,089)	(0.14)

	Six Months Ended September 30, 2015
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Severance costs (1)	$(13,691)	$(13,691)	$(10,904)	$(0.31)
Additional depreciation expense resulting from fleet changes (2)	(19,250)	—	(13,321)	(0.38)
Impairment of inventories (7)	(5,439)	(5,439)	(3,764)	(0.11)
Goodwill impairment (3)	(22,274)	(22,274)	(25,565)	(0.72)
Accretion of redeemable noncontrolling interests (4)	—	—	—	(0.04)
Total special items	$(60,654)	$(41,404)	$(53,554)	(1.56)

	Six Months Ended September 30, 2014
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
North America restructuring (5)	$(1,611)	$(1,611)	$(1,047)	$(0.03)
CEO succession (6)	(5,501)	(5,501)	(3,576)	(0.10)
Impairment of inventories (7)	(3,362)	(3,362)	(2,689)	(0.08)
Repurchase of 6 ¼% Senior Notes (8)	—	(1,901)	(1,520)	(0.04)
Total special items	$(10,474)	$(12,375)	$(8,832)	(0.25)
_________

(1)	Relates to severance expense included in direct costs and general and administrative expense from our voluntary and involuntary separation programs.

(2)	Relates to additional depreciation expense due to fleet changes.

(3)	Relates to an impairment of goodwill of our Bristow Norway reporting unit within our Europe Caspian region and Bristow Academy reporting unit within Corporate and other.

(4)
Relates to the accounting for changes in the redeemable value of put arrangements whereby the noncontrolling interest holders in Airnorth and Eastern Airways may require us to redeem the remaining shares in these companies.  This change does not impact net earnings (loss), but rather is accounted for as a reduction of earnings (loss) available to common shareholders in the calculation of diluted earnings (loss) per share.

(5)	Relates to a charges associated with the restructuring of our North America operations and planned closure of our Alaska operations which related primarily to employee severance and retention costs.

(6)	Relates to CEO succession cost.

(7)	Relates to increase in inventory allowance as a result of our review of excess inventory on aircraft model types we ceased ownership of or classified all or a significant portion of as held for sale.

(8)	Relates to premium and fees associated with the repurchase of some of our 6 ¼% Senior Notes due 2022.

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